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                                                                     EXHIBIT 3.1
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                           ARTICLES OF INCORPORATION

                                       OF

                           HEADLANDS MORTGAGE COMPANY


          The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the State of California, hereby certifies:

          ONE.      The name of the corporation is HEADLANDS MORTGAGE COMPANY.

          TWO.      The purpose of the Corporation is to engage in any lawful
act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

          THREE.    (a)  The liability of directors of the Corporation for
monetary damages shall be eliminated to the fullest extent permissible under California law.

                    (b) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements and agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

                    (c) Any amendment, repeal or modification of any provision of this Article THREE shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

          FOUR.     (a)  The Corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is five million (5,000,000) and the number of shares of Common Stock authorized to be issued is fifty million (50,000,000). Upon amendment of this article to read as herein set forth, each outstanding share of Common Stock is split and converted into fourteen thousand (14,000) shares of Common Stock.

                    (b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not

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below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

          IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.


                                    _________________________________

                                    Incorporator



          I declare that I am the person who executed the foregoing Articles of Incorporation and said instrument is my act and deed.

          Executed this ____ day of December, 1997, at San Francisco,
California.


                                    _________________________________

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